                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

                                     [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             THORATEC CORPORATION
             ------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

              -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

        (2) Form, Schedule or Registration Statement No.:

        (3) Filing Party:

        (4) Date Filed:

                              THORATEC CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 24, 2001

TO THE SHAREHOLDERS OF THORATEC CORPORATION

     NOTICE IS HEREBY GIVEN, that an Annual Meeting of Shareholders of Thoratec Corporation, a California corporation with its principal executive offices at 6035 Stoneridge Drive, Pleasanton, California 94588 ("Thoratec" or our "Company"), will be held on Friday, August 24, 2001 at 9:30 a.m., Eastern Daylight Time, at the Marriott Long Wharf Hotel located at 296 State Street, Boston, Massachusetts 02109, telephone number (617) 227-0800, for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on July 18, 2001 are entitled to notice of and to vote at the meeting and any adjournments thereof.

     All shareholders are cordially invited to attend the meeting in person. Any shareholder attending the meeting may vote in person even if such shareholder previously signed and returned a Proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          D. Keith Grossman
                                          Chief Executive Officer and President

July 24, 2001

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                              THORATEC CORPORATION
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

     The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of Thoratec Corporation ("Thoratec" or our "Company") for use at our Company's Annual Meeting of Shareholders (the "Annual Meeting") to be held Friday, August 24, 2001 at 9:30 a.m., Eastern Daylight Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Marriott Long Wharf Hotel located at 296 State Street, Boston, Massachusetts 02109. The telephone number at that address is (617) 227-0800.

     These proxy solicitation materials were mailed on or about July 24, 2001, to all shareholders entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARES OUTSTANDING

     Shareholders of record at the close of business on July 18, 2001 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 54,682,873 shares of our Company's Common Stock (our "Common Stock") were issued, outstanding and entitled to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of our Company a written notice of revocation or a duly executed Proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     Every shareholder voting for the election of directors may exercise cumulative voting rights and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than eight candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters, each share is entitled to one vote on each proposal or item that comes before the Annual Meeting.

     The Company intends to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business. However, abstentions are counted as votes against a proposal for purposes of determining whether or not a proposal has been approved, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     Solicitation of proxies may be made by directors, officers and other employees of our Company by personal interview, telephone, facsimile or other method. No additional compensation will be paid for any such services. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by us. We may reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of Common Stock.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

     Eight directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below. All of the nominees named below are presently directors of our Company. As long as Thermo Electron Corporation beneficially owns at least 10% of the voting power of all Thoratec voting securities outstanding, we are required to take all necessary action to cause a nominee of Thermo Electron to be elected to Thoratec's Board. Thermo Electron has designated its Chief Financial Officer, Theo Melas-Kyriazi, to serve as its initial representative and Mr. Melas-Kyriazi has been nominated to serve on Thoratec's Board. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. The term of office for each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified. It is not expected that any nominee will be unable or will decline to serve as a director.

     The name of and certain other information regarding each nominee is set forth in the table below.

                                                                                               DIRECTOR
           NAME OF NOMINEE             AGE              POSITION WITH THE COMPANY               SINCE
           ---------------             ---              -------------------------              --------
J. Donald Hill(1)....................  64     Director and Chairman of the Board                 1976
D. Keith Grossman....................  41     Director, President and Chief Executive            1996
                                              Officer
Howard E. Chase(2)...................  64     Director                                           1986
J. Daniel Cole(2)....................  54     Director                                           1997
William M. Hitchcock(2)..............  61     Director                                           1996
George W. Holbrook, Jr.(1)...........  70     Director                                           1995
Daniel M. Mulvena(1).................  53     Director                                           1997
Theo Melas-Kyriazi...................  41     Director                                           2001

---------------
(1) Member of Compensation and Option Committee

(2) Member of Audit Committee

     There is no family relationship between any of the directors or executive officers of the Company.

     D. KEITH GROSSMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR, joined our Company as President and Chief Executive Officer in January 1996. He was elected to the Board of Directors in February 1996. Prior to joining us, Mr. Grossman was a Division President of Major Pharmaceuticals, Inc., from June 1992 to September 1995, at which time it was sold. From July 1988 to June 1992, Mr. Grossman served as the Vice President of Sales and Marketing for Calcitek, Inc., a manufacturer of implantable medical devices and division of Sulzermedica (formerly Intermedics, Inc.). Prior to 1988, Mr. Grossman held various other sales and marketing management positions within the McGaw Laboratories Division of American Hospital Supply Corporation.

     HOWARD E. CHASE became a director of our Company in November 1986. Mr. Chase has been President and CEO of Carret Holdings, Inc. (formerly Matrix Global Investments, Inc.) since June 1999. Mr. Chase served as President and CEO of Trident Rowan Group, Inc. ("TRGI") from September 1995 to March 1998 and Chairman of the Board of TRGI from March 1998 to December 1999. From 1984 to August 1995, Mr. Chase was a partner in the law firm of Morrison Cohen Singer & Weinstein, LLP in New York City. He acted as an advisor and as a special counsel to our Company from 1979 to 1995. Mr. Chase also serves as a member of the board of directors of Trident Rowan Group, Inc. and Centerpoint Corporation (formerly Moto Guzzi Corporation).

     J. DANIEL COLE became a director of our Company in June 1997. Mr. Cole has been a general partner of the Spray Venture Fund of Boston since March 1997. Mr. Cole was President and Chief Operating Officer of SciMed Life Systems Corporation from March 1993 to March 1995, and Senior Vice President and Group President of Boston Scientific Corporation's vascular business from March 1995 to March 1997. He has also held a number of senior executive positions at Baxter Healthcare Corporation, including President of its Edwards Less Invasive Surgery Division and its Critical Care Division. Mr. Cole also serves as a member of the board of directors of numerous private companies.

     J. DONALD HILL, M.D. has been a director of our Company since our inception. In January 1995, Dr. Hill became Chairman of the Board of Directors. Dr. Hill is the director of the Heart Failure, Transplant, Artificial Heart and Circulatory Support Program at California Pacific Medical Center in San Francisco where he has been a practicing cardiovascular surgeon since 1966.

     WILLIAM M. HITCHCOCK became a director of our Company in September 1996. In December 1996, Mr. Hitchcock became President and director of Avalon Financial, Inc. From May 1992 to December 1996, Mr. Hitchcock was President of Plains Resources International Inc., a wholly owned subsidiary of Plains Resources Inc. Mr. Hitchcock also serves as a member of the board of directors of Plains Resources Inc., Maxx Petroleum, Ltd. and Luna Imaging, Inc.

     GEORGE W. HOLBROOK, JR. became a director of our Company in June 1995. Since 1984 Mr. Holbrook has been the Managing Partner of Bradley Resources Company, a private investment partnership. Mr. Holbrook is also a director and trustee of Merrill Lynch Institutional Fund, Inc., and several associated funds, in addition to being a director of Autogenics, Ltd., Radiomed Corporation, Soilzone, and Radius Medical Technologies, Inc.

     THEO MELAS-KYRIAZI became a director of our Company in February 2001. He has been the Chief Financial Officer of Thermo Electron Corporation since January 1, 1999. He joined Thermo Electron in 1986 as Assistant Treasurer, and became Treasurer in 1988. He was named President and Chief Executive Officer of ThermoSpectra Corporation in 1994, a position he held until becoming Vice President of Corporate Strategy of Thermo Electron in 1998.

     DANIEL M. MULVENA became a director of our Company in May 1997. Mr. Mulvena is the founder and owner of Commodore Associates, a consulting company. Mr. Mulvena was Group Vice President of the Cardiac/Cardiology Division and a member of the operating committee for Boston Scientific Corporation from February 1992 to May 1995. Prior to that, he was the President and Chief Executive Officer and Chairman of Lithox Systems, Inc. Prior to that, Mr. Mulvena held a number of executive positions, including President of the Implants Division and President of the Cardiosurgery Division, at C.R. Bard, Inc. Mr. Mulvena also serves as a member of the board of directors of Echocath, Inc., Magna-Lab Inc., Zoll Medical Corporation and Cambridge Heart, Inc.

BOARD MEETINGS AND COMMITTEES

     The Board held a total of seven meetings during 2000. No director attended fewer than 75 percent of the aggregate of all meetings of the Board and of the committees upon which such director served.

     Audit Committee: The Audit Committee consists of Messrs. Chase, Cole and Hitchcock, with Mr. Chase serving as Chairman, all of whom are independent from our Company based on National Association of Securities Dealers' (NASD) listing standards. The Audit Committee acts pursuant to a written charter adopted by the Board, which is included in this proxy statement as Appendix A. The principal functions of the Audit Committee are to recommend engagement of our Company's independent auditors, to consult with our Company's auditors concerning the scope of the audit and to review with them the results of their examination, to review and approve any material accounting policy changes affecting our Company's operating results and to review our Company's financial control procedures and personnel. The Audit Committee held four meetings during 2000.

     Compensation and Option Committee: The Compensation and Option Committee currently consists of Messrs. Holbrook and Mulvena, and Dr. Hill, with Mr. Mulvena serving as Chairman. The Compensation and Option Committee reviews and recommends to the Board compensation and benefits for our executive officers and management. The Compensation and Option Committee held four meetings during 2000.

     The Board does not have a standing nominating committee.

BOARD COMPENSATION

     Until February 2001, directors received reimbursement for travel and other expenses directly related to their activities as directors. Outside directors were paid $2,500 per meeting held in person and $500 per quarter for committee meetings. In addition, with prior approval of the Chairman, consulting fees of $1,500 per day for the first full day and $1,000 per day thereafter may have been paid.

     After February 2001, all directors will receive a $15,000 annual retainer that will be paid quarterly on a calendar basis. They will also receive $1,000 for each quarter where there is a board meeting attended by the director, and $500 for each quarter where a committee meeting is attended by the committee member. If the committee meeting exceeds four hours, the Chairman may also grant an additional fee. The Chairman of the Board will receive $1,000 per quarter in which there is a board meeting that he attends, and each committee chairman will receive $500 per quarter in which there is a committee meeting that he attends. Outside directors are eligible to participate in our 1996 Nonemployee Directors Stock Option Plan.

     A total of 350,000 shares of our Common Stock have been authorized for issuance under the Directors Option Plan. The Directors Option Plan provides for the automatic granting of nonqualified stock options to directors of our Company who are not employees of our Company or any parent or subsidiary of our Company and who have not been an employee of our Company or any parent or subsidiary of our Company in the previous 12 months ("Eligible Outside Directors"). Each person who is newly elected or appointed as an Eligible Outside Director on or after the meeting of shareholders in 1999 will be granted an option to purchase 15,000 shares of Common Stock in quarterly installments on the effective date of such initial election or appointment (the "Initial Grant"). Each eligible Outside Director (including the existing outside directors) generally will be granted an option to purchase 7,500 shares of Common Stock in quarterly installments beginning on the date of the first meeting of the Board of Directors following the annual shareholders meeting (the "Annual Grant"). In any event, both the Initial Grant and the Annual Grant will be made no later than August 31, November 30, February 28, or May 31 of the relevant year. As of June 30, 2001, options to purchase 184,582 shares were outstanding. We currently have six nonemployee directors who are eligible to participate in the Directors Option Plan. The exercise price of the options in all cases is equal to the fair market value of Common Stock on the grant date. Each option granted after May 1999 pursuant to the Directors Option Plan expires five years after the date of grant or earlier in the event of the termination of the director's service on the Board. Each option granted after May 1999 under the Directors Option Plan is exercisable immediately after the date of grant. The Board may waive the directors' fees in any given year and have the exercise price of options granted under the Directors Option Plan reduced by the amount of the fees so waived.

     During 2000, Dr. Hill and Messrs. Chase, Cole, Hitchcock, Holbrook and Mulvena received compensation of $11,000, $12,000, $11,000, $12,000, $11,500, and $12,000, respectively. Each nonemployee director was granted options to purchase 1,875 shares of Common Stock each on March 3, 2000, May 12, 2000, August 25, 2000, and November 17, 2000 with an exercise price of $19.88 per share, $11.63 per share, $16.50 and $13.13 per share, respectively. Mr. Christy Bell, a former director who retired from the Board in May 2000, received compensation of $3,000 and options to purchase 1,875 shares of Common Stock on March 3, 2000, and retired shortly thereafter.

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of June 30, 2001(i) by each of our directors,
(ii) by each Named Executive Officer (as defined in the "Executive Compensation" Section below), (iii) by all directors and executive officers as a group, and
(iv) by each person who is known by us to own beneficially more than 5% of our Common Stock.

                                                           NUMBER OF SHARES         PERCENT OF SHARES
                  NAME AND ADDRESS(1)                    BENEFICIALLY OWNED(2)    BENEFICIALLY OWNED(2)
                  -------------------                    ---------------------    ---------------------
Thermo Electron Corporation(3).........................       18,352,828                  33.6%
Peter R. Kellogg.......................................        3,580,600                   6.6
Gambro (formerly COBE Laboratories, Inc.)..............        3,133,077                   5.7
J. Donald Hill(4)......................................        1,387,995                   2.5
D. Keith Grossman(5)...................................          652,833                   1.2
George W. Holbrook, Jr.(6).............................          470,767                     *
Bradley Resources Company(6)...........................          433,059                     *
James R. McGoogan(6)...................................          433,059                     *
William M. Hitchcock(7)................................          414,748                     *
Thomas E. Burnett, Jr.(8)..............................          272,500                     *
David J. Farrar(9).....................................          242,189                     *
Donald A. Middlebrook(10)..............................          238,500                     *
Cheryl D. Hess(11).....................................          230,381                     *
J. Daniel Cole(12).....................................           79,375                     *
Howard E. Chase(13)....................................           70,360                     *
Daniel M. Mulvena(14)..................................           39,375                     *
Theo Melas-Kyriazi(15).................................           19,660                     *
Directors and Executive Officers as a Group
  (12 persons)(16).....................................        4,118,683                   7.5

---------------
  *  Less than one percent

 (1) The address of the persons set forth above is the address of our Company appearing elsewhere in this Proxy Statement.

 (2) Applicable percentage ownership for each shareholder is based on 54,609,734 shares of Common Stock outstanding as of June 30, 2001, together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to the shares. Beneficial ownership also includes shares of stock subject to options and warrants exercisable or convertible within 60 days of June 30, 2001. Shares of Common Stock subject to outstanding options are deemed outstanding for computing the percentage of ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to our knowledge, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.

 (3) Includes 39,869 shares issuable upon conversion of convertible debentures, 34,902 shares subject to options to acquire such shares granted by Thermo Electron pursuant to its director and employee stock option plans and 2,731,779 shares subject to a Shareholder Agreement between our Company and Thermo Electron. The Shareholder Agreement was entered into in connection with our merger with Thermo Cardiosystems Inc. and obligates Thermo Electron to cause such shares to be voted in the manner directed by our management at any meeting and with respect to any consent of our shareholders.

 (4) Includes 106,597 shares issuable upon exercise of options exercisable within 60 days of June 30, 2001.

 (5) Includes 643,833 shares issuable upon exercise of options exercisable within 60 days of June 30, 2001.

 (6) Bradley Resources Company is an investment partnership which owns 433,059 shares. George W. Holbrook, Jr., a director of our Company, is a general partner of Bradley Resources Company and is deemed to share beneficial ownership of such shares with Mr. James R. McGoogan, a general partner of Bradley Resources Company. Included, in Mr. Holbrook's number only, are 37,708 shares issuable upon exercise of options exercisable within 60 days of June 30, 2001.

 (7) Includes 37,708 shares issuable upon exercise of options exercisable within 60 days of June 30, 2001.

 (8) Includes 263,500 shares issuable upon exercise of options exercisable within 60 days of June 30, 2001.

 (9) Includes 217,833 shares issuable upon exercise of options exercisable within 60 days of June 30, 2001.

(10) Includes 237,500 shares issuable upon exercise of options exercisable within 60 days of June 30, 2001.

(11) Includes 173,583 shares issuable upon exercise of options exercisable within 60 days of June 30, 2001.

(12) Includes 39,375 shares issuable upon exercise of options exercisable within 60 days of June 30, 2001.

(13) Includes 66,027 shares issuable upon exercise of options exercisable within 60 days of June 30, 2001.

(14) Includes 39,375 shares issuable upon exercise of options exercisable within 60 days of June 30, 2001.

(15) Includes 16,700 shares issuable upon exercise of options exercisable within 60 days of June 30, 2001.

(16) Includes 1,879,739 shares issuable upon exercise of options exercisable within 60 days of June 30, 2001.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation received for services rendered to our Company during 1998, 1999 and 2000 by the Chief Executive Officer of our Company and each of the four additional most highly compensated executive officers (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM      ALL OTHER COMPENSATION
                                                                           COMPENSATION   ------------------------
                                                                           ------------   LIFE INSURANCE
                                            ANNUAL COMPENSATION             SECURITIES       PREMIUMS
                                   -------------------------------------    UNDERLYING     PAID BY THE
   NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS     OTHER(1)    OPTIONS(#)      COMPANY(3)      OTHER
   ---------------------------     ----   --------   --------   --------   ------------   --------------    ------
D. Keith Grossman(2).............  2000   $239,904   $224,798     $ --        90,000           $568         $5,100
  Chief Executive Officer,         1999    214,362    107,569       --       120,000            617          2,400
  President and Director           1998    192,750    131,070       --       100,000            216          2,400
Thomas E. Burnett, Jr.(2)........  2000    188,750    141,528       --        60,000            426          5,100
  Senior Vice President,           1999    158,318     57,614       --        70,000            451          1,204
  Chief Operating Officer          1998    139,778     83,167       --        52,500            216            861
David J. Farrar(2)(4)............  2000    168,300     98,649       --        47,000            403          5,100
  Vice President -- Research       1999    152,598     58,674       --        60,000            439          2,400
  and Development                  1998    136,856     73,287       --        52,500            216          2,400
Cheryl D. Hess(2)................  2000    170,250    106,299       --        46,500            407          5,100
  Vice President, Chief Financial  1999    156,588     57,108       --        60,000            451          2,400
  Officer and Secretary            1998    139,778     76,930       --        52,500            216          2,400
Donald A. Middlebrook(2)(4)......  2000    165,445     89,694       --        45,000            396          5,100
  Vice President -- Regulatory     1999    152,473     43,437       --        60,000            439          2,400
  Affairs/Quality Assurance        1998    137,808     66,417       --        52,500            216          2,400

---------------
(1) In accordance with the rules of the Securities and Exchange Commission, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.

(2) Other compensation in 1998, 1999, and 2000 represents employer contributions to a 401(k) retirement plan.

(3) Amount represents premiums we paid for term life insurance for the benefit of the Named Executive Officer.

(4) In accordance with the rules of the Securities and Exchange Commission, although this person was not an executive officer at the end of fiscal 2000, this person is included as one of the Named Executive Officers because he was an executive officer for some portion of fiscal year 2000 and would have been one of the Named Executive Officers but for the fact that he was not an executive officer at the end of fiscal year 2000.

OPTION GRANTS

     The following table provides information concerning grants of options to purchase our stock made to each of the Named Executive Officers during 2000. No stock appreciation rights were granted to these individuals during 2000.

                               2000 OPTION GRANTS

                                                  INDIVIDUAL GRANTS                      POTENTIAL REALIZED
                                  --------------------------------------------------      VALUE AT ASSUMED
                                  NUMBER OF     PERCENT OF                              ANNUAL RATES OF STOCK
                                  SECURITIES   TOTAL OPTIONS                           PRICE APPRECIATION FOR
                                  UNDERLYING    GRANTED TO     EXERCISE                    OPTION TERM(1)
                                   OPTIONS       EMPLOYEES      PRICE     EXPIRATION   -----------------------
              NAME                 GRANTED        IN 2000       ($/SH)       DATE         5%           10%
              ----                ----------   -------------   --------   ----------   ---------   -----------
D. Keith Grossman...............    90,000          9.8%       $10.563     04/24/10    $598,000    $1,515,000
Thomas E. Burnett, Jr...........    60,000          6.5         10.563     04/24/10     399,000     1,010,000
David J. Farrar.................    45,000          4.9         10.563     04/24/10     299,000       758,000
                                     2,000           .2         15.125     07/31/10      19,000        48,000
Cheryl D. Hess..................    45,000          4.9         10.563     04/24/10     299,000       758,000
                                     1,500           .2         15.125     07/31/10      14,000        36,000
Donald A. Middlebrook...........    45,000          4.9         10.563     04/24/10     299,000       758,000

---------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our Common Stock.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth the certain information regarding the value of exercised options and unexercised stock options held by each of the Named Executive Officers as of December 30, 2000.

                2000 OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                             SHARES                          AT FISCAL YEAR END(2)         AT FISCAL YEAR END(3)
                           ACQUIRED ON       VALUE        ---------------------------   ---------------------------
          NAME             EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   --------------   -----------   -------------   -----------   -------------
D. Keith Grossman........        --         $     --        373,333        270,000      $1,957,956      $892,623
Thomas E. Burnett,
  Jr. ...................    19,000          158,385        129,750        133,750         309,241       367,031
David J. Farrar..........        --               --        120,333        115,000         630,461       323,655
Cheryl D. Hess...........    15,417          157,321         58,583        115,000         205,409       323,655
Donald A. Middlebrook....        --               --        142,500        115,000         403,823       323,655

---------------
(1) Value realized is based on the fair market value of our stock on the date of exercise (the previous day's closing sales price reported on The NASDAQ National Market), minus the exercise price, and does not necessarily indicate that the optionee sold such stock.

(2) Options vest over periods of two to four years from the date of the grant.

(3) Represents the difference between the option exercise price and the closing price of our stock as reported on The NASDAQ National Market at December 30, 2000.

REPORT OF THE COMPENSATION AND OPTION COMMITTEE OF THE BOARD OF DIRECTORS

     During 2000, management compensation issues were reviewed by the Compensation and Option Committee, which consisted of Messrs. Holbrook, Mulvena and Dr. Hill. The function of the Compensation and Option Committee is to review and recommend management compensation to the Board. The Compensation and Option Committee met four times in 2000.

     We believe that our ability to achieve the objectives of obtaining regulatory approval for and commercializing our circulatory support and graft products, and becoming profitable, is dependent largely upon our ability to recruit and retain qualified executives with substantive experience in the development, regulatory approval, manufacture, marketing and sale of new medical devices. We are competing for experienced executives within the San Francisco Bay Area, where over 100 biotechnology/biomedical/pharmaceutical companies are located.

     We have a policy designed to control the base salaries of our executives while providing sufficient incentives to attract and retain qualified personnel. In accordance with this policy, we strive to set executive base salaries by considering relative contribution of the position to achievement of our Company's goals and objectives, "market value" as defined by salaries of executives within the Bay Area with comparable experience in similar positions, and job-related responsibilities with respect to size of budget, number of subordinates and scope of activities. In general, we strive to set base salaries of new executives at market, which is defined as the average base salary of incumbents in comparable positions, and use our 1993, 1996 and 1997 Stock Option Plans to facilitate recruiting and to retain qualified executives by providing long-term incentives. Typically, new executives are granted stock options as part of their initial employment package.

     During 1993, the Internal Revenue Code of 1986 was amended to include a provision that denies a deduction to publicly held corporations for compensation paid to "covered employees" (defined as the chief executive officer and the next four most highly compensated officers as of the end of the taxable year) to the extent that compensation paid to any "covered employee" exceeds $1 million in any taxable year of the corporation beginning after 1993. Certain "performance-based" compensation qualified for an exemption from the limits on deductions. It is our policy to attempt to qualify compensation paid to our top executives for deductibility in order to maximize our income tax deductions, to the extent that so qualifying the compensation is consistent with our fundamental compensation policies. Based upon the Internal Revenue Service's proposed regulations and compensation paid to our "covered employees" for the 2000 tax year, all compensation paid by our Company in 2000 to such covered employees was deductible to us.

     Stock Options. We have determined that stock options are an important incentive for attracting and retaining qualified personnel, including executive-level personnel.

     Corporate Performance Criteria. Management presents to us a set of corporate goals for a succeeding period, generally ranging from 12 to 18 months, as part of the annual plan and budget process. These goals establish benchmarks for assessing overall corporate performance. Given the dynamic nature of the new medical device development process, progress toward the achievement of corporate goals is reviewed with us periodically together with a description of any change in circumstances that management believes may warrant an update to or revisions of these goals. The principal corporate goals for 2000 were to achieve revenue and net income targets, successfully re-launch a product in Europe, and complete several clinical trials and regulatory submissions.

     Periodic Salary Adjustments. Generally, executive salaries are reviewed annually, and salary adjustments may be awarded on the basis of increased responsibilities of individual executives over a period of time or the outstanding performance of individual executives as exhibited by consistently high standards in the execution of established duties, as described by the Chief Executive Officer to the Board. Company performance as a whole is a major consideration in our decision to award any salary increases and, to a lesser extent, we also consider general economic conditions and trends. The base salaries of our Company executives were increased between three and four percent effective the first day of July 2000, based on performance and execution of duties.

     Chief Executive Officer. Generally, the nonemployee members of the Board meet with the Chief Executive Officer to discuss the performance of the other executive officers and of our Company as a whole. The nonemployee members of the Board then meet in the absence of the Chief Executive Officer to discuss the performance of the Chief Executive Officer. Based on his leadership and achievements of key strategic and regulatory objectives for the year, Mr. Grossman's base salary was increased four percent effective the first day of July 2000. In addition, based on achievement of certain bonus-related objectives such as the corporate goals mentioned above, Mr. Grossman was awarded a bonus of $224,798 for the 2000 fiscal year.

     Summary. We believe that we have established a program for compensation of our executives which is fair and which aligns the financial incentives for executives with the interests of our shareholders.

                                          Submitted by:
                                          The Compensation and Option Committee

                                          George W. Holbrook, Jr.
                                          Daniel M. Mulvena
                                          J. Donald Hill

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2000, none of our executive officers served on the board of directors or compensation committee of another company that had an executive officer serve on our Board of Directors or our Compensation and Option Committee.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors and executive officers, and persons who own more than ten percent of a registered class of our Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission and the National Association of Securities Dealers. Such officers, directors and ten percent shareholders are also required by Securities and Exchange Commission rules to furnish our Company with copies of all Section 16(a) forms that they file.

     Based solely on our review of copies of such reports received or written representations from certain reporting persons, we believe that there have been no failure by any of our officers, directors or ten percent shareholders to file on a timely basis any reports required by Section 16(a) during the 2000 fiscal year.

STOCK PRICE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that we include in this proxy statement a line-graph representation comparing five-year, cumulative shareholder returns for our Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by us.

     The following line graph illustrates a five-year comparison of the cumulative total shareholder return on our Common Stock against the cumulative total return of The Nasdaq Stock Market (U.S.) Index and the Peer Group Index, assuming $100 invested in our Common Stock and the two indexes on December 31, 1995.

     In this proxy statement we compare the return on our Common Stock to the Nasdaq Stock Market Index (U.S. Companies only) and the Peer Group Index. Our Company is included in the Nasdaq Stock Market Index (U.S. Companies only) and is similar in size and stage of commercialization as the other companies in the Peer Group.

     The Peer Group Index consists of the following 14 Nasdaq companies:
Abiomed, Inc., Advanced Neuromodulation Systems, Inc. (formerly Quest Medical, Inc.), Angeion Corporation, Arrow International, Inc., Atrion Corporation, Bio-Vascular, Inc., Cardiotech International, Inc., Datascope Corp., Eclipse Surgical Technologies, Inc., Fusion Medical Technologies, Inc., Gish Biomedical, Inc., Heartport, Inc., Possis Medical, Inc., and Thermo Cardiosystems Inc. Innerdyne, Inc. was acquired by Tyco International Limited and has been removed from the Peer Group, as their successor company is not of a similar size with our Company.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                           AMONG THORATEC CORPORATION
                         THE NASDAQ MARKET (U.S.) INDEX
                                AND A PEER GROUP

                              [PERFORMANCE GRAPH]

           --------------------------------------------------------------------------------
                                   12/95     12/96     12/97     12/98     12/99     12/00
           --------------------------------------------------------------------------------
            Thoratec
             Corporation          100.00     63.33     44.17     47.50     65.00     73.33
           --------------------------------------------------------------------------------
            Peer Group            100.00     68.98     66.91     41.35     47.60     47.33
           --------------------------------------------------------------------------------
            NASDAQ Stock Market
             (U.S.)               100.00    123.04    150.69    212.51    394.94    237.68
           --------------------------------------------------------------------------------

---------------
* $ 100 Invested on December 31, 1995 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has selected Deloitte & Touche LLP as the independent accounting firm to audit our financial statements for the 2001 fiscal year. Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting.

     Deloitte & Touche LLP has been the independent accounting firm that audits the financial statements of our Company since our inception. In accordance with standing policy, Deloitte & Touche LLP periodically changes the personnel who work on our audit. In addition to performing the audit of our Company's consolidated financial statements, Deloitte & Touche LLP provided various other services during 2000. The aggregate fees billed for 2000 for each of the following categories of services are set forth below:

                                                              ($000)
Audit Fees..................................................  $   92
Financial Information System Design and Implementation......      --
All Other Fees..............................................   1,953
                                                              ------
Total.......................................................  $2,045
                                                              ======

     Deloitte & Touche LLP did not provide any services related to financial information systems design and implementation during 2000. "All Other Fees" includes (i) evaluating the effects of various accounting issues and changes in professional standards; and (ii) acquisitions and due diligence reviews and integration services. The Audit Committee reviews summaries of the services provided by Deloitte & Touche LLP and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte & Touche LLP.

                             AUDIT COMMITTEE REPORT

     In accordance with the Audit Committee Charter, the Audit Committee has reviewed and discussed the audited financial statements of our Company for the fiscal year ended December 30, 2000 with our Company's management. The Audit Committee has discussed with Deloitte & Touche LLP, our independent accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90, which relates to the independent auditors' requirement to communicate to the Audit Committee certain matters related to the conduct of an audit. The Audit Committee has also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP, required by the Independence Standards Board Standard No. 1, which relates to the accountants' independence from the Company and its related entities, and has discussed with Deloitte & Touche LLP their independence from the Company, and concluded that the nonaudit services performed by Deloitte & Touche LLP are compatible with maintaining their independence. Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors our Company's audited financial statements for the fiscal year ended December 30, 2000, be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

                                          Submitted by:
                                          The Audit Committee

                                          Howard E. Chase
                                          J. Daniel Cole
                                          William M. Hitchcock

                             SHAREHOLDER PROPOSALS

     Proposals of our shareholders which are intended to be presented at our 2002 meeting of shareholders must be received by the Secretary of our Company no later than December 15, 2001 in order to be included in the proxy soliciting material relating to that meeting.

                                 OTHER MATTERS

     We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board may recommend.

                                          THE BOARD OF DIRECTORS

Dated: July 24, 2001

                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER
           ADOPTED BY THE BOARD OF DIRECTORS OF THORATEC CORPORATION

PURPOSES:

     The purposes of the Audit Committee are to:

          Monitor the integrity of the financial statements of the Company.

          Oversee the independence of the Company's independent auditor.

          Recommend to the Board of Directors the selection of the independent auditor, evaluate the independent auditor and, where appropriate, recommend the replacement of the independent auditor; it being understood that the independent auditor is ultimately accountable to the Board of Directors and the Audit Committee, and that the Board of Directors and the Audit Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor (or to propose the independent auditor for shareholder approval).

COMPOSITION:

     The Audit Committee shall be composed of three or more directors, as determined by the Board of Directors, each of whom shall meet the independence and financial literacy requirements of NASDAQ, and at least one of whom shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     Unless a chair is designated by the Board of Directors, the committee members may appoint their own chair by majority vote.

RESPONSIBILITIES:

     Recommend to the Board of Directors the selection of the independent auditor, which shall ultimately be accountable to the Audit Committee and the Board of Directors.

     Evaluate the written disclosures and the letter that the independent auditor submits to the Audit Committee regarding the auditor's independence in accordance with Independence Standards Board Standard No. 1, discuss such reports with the auditor and, if so determined by the Audit Committee in response to such reports, recommend that the Board of Directors take appropriate action to oversee the independence of the independent auditor.

     Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as it may be modified or supplemented.

     Meet with management and the independent auditor to review and discuss the annual financial statements and the report of the independent auditor thereon and, to the extent the independent auditor or management brings any such matters to the attention of the Audit Committee, to discuss significant issues encountered in the course of the audit work, including restrictions on the scope of activities, access to required information or the adequacy of internal controls.

     Review the management letter delivered by the independent auditor in connection with the audit.

     Following such reviews and discussions, if so determined by the Audit Committee, recommend to the Board of Directors that the annual financial statements be included in the Company's annual report.

     Meet quarterly with management and the independent auditor to review and discuss the quarterly financial statements; provided that this responsibility may be delegated to the chairman of the Audit Committee.

     Meet at least once each year in separate executive sessions with management and the independent auditor to discuss matters that the committee or either of these groups believes could significantly affect the financial statements and should be discussed privately.

     Have such meetings with management as the Audit Committee deems appropriate to discuss significant financial risk exposures facing the Company, and steps management has taken to monitor and control such exposures.

     Review significant changes to the Company's accounting principles and practices proposed by the independent auditor or management.

     Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, recommend to the Board of Directors replacement of the independent auditor.

     At the request of Company counsel, review with Company counsel legal and regulatory matters that may have a significant impact on the Company's financial statements, compliance policies or programs.

     Conduct or authorize such inquiries into matters within the committee's scope of responsibility as the committee deems appropriate. The committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any such inquiries.

     Provide minutes of Audit Committee meetings to the Board of Directors, and report to the Board of Directors on any significant matters arising from the committee's work.

     At least annually, review and reassess this charter and, if appropriate, recommend proposed changes to the Board of Directors.

     Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     It is not the responsibility of the Audit Committee to plan or conduct audits, or to determine whether the Company's financial statements are complete and accurate or in accordance with generally accepted accounting principles. It is not the responsibility of the Audit Committee to conduct inquiries, to resolve disagreements, if any, between management and the independent auditor, or to assure compliance with laws, regulations or Company compliance policies or programs.

                              THORATEC CORPORATION
            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 24, 2001

The undersigned, revoking all prior proxies, hereby appoint(s) D. Keith Grossman and Cheryl D. Hess, and each of them, each with the power of substitution and revocation, to represent the undersigned, with all powers which the undersigned would possess if personally present, and to vote as set forth below all shares of stock of THORATEC CORPORATION (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the Marriott Long Wharf Hotel at 296 State Street, Boston, Massachusetts, 02109, on Friday, August 24, 2001 at 9:30 a.m. Eastern Daylight Time, and at any postponements or adjournments of that meeting, and in their discretion to vote upon any other business that may properly come before the meeting.

[X]    PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE


                        FOR
                     all nominees                WITHHOLD
                listed at right (except      authority to vote
                 as indicated below)      (as to all nominees)
1. ELECTION OF
   DIRECTORS             [ ]                        [ ]

TO ELECT AS DIRECTORS:
Howard E. Chase, J. Daniel Cole,
D. Keith Grossman, J. Donald Hill,
William M. Hitchcock, George W. Holbrook, Jr.,
Theo Melas-Kyriazi, and Daniel M. Mulvena

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE BELOW:

________________________________________________

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IN NO CHOICE IS SPECIFIED, WILL BE VOTED FOR EACH OF THE PROPOSALS SPECIFIED HEREIN.
THIS PROXY MAY BE REVOKED BY THE UNDERSIGNED BY ANY OF THE MEANS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

____________________ SHARES OF COMMON STOCK



SIGNATURE(S) ________________________________________________ DATED ____________

Printed name of Shareholder ____________________________________________________

Title (if Shareholder is not an individual) ____________________________________

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE STOCK RECORDS OF THE COMPANY. IF ACTING AS AN ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE CAPACITY, SIGN NAME AND TITLE. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.